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Len Cereghino & Co.            CLIENT:  UNITED SECURITY
BANCORPORATION
CORPORATE INVESTOR RELATIONS   CONTACT: William C. Dashiell
2605 WESTERN AVE.                       Chief Executive
Officer
SEATTLE, WA 98121                       (509) 467-6949
(206) 448-1996
NEWS RELEASE
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    UNITED SECURITY BANCORPORATION SELECTS MOSS ADAMS AS
AUDIT FIRM

  SPOKANE, WA--June 6,1997--United Security Bancorporation (NASDAQ:USBN) today announced it has selected Moss Adams LLP as its independent auditing firm and business advisors, effective immediately.
  "Stepping up the professionalism of our auditing team to the high standards of Moss Adams is consistent with United Security's long-term marketing and growth plans," noted President and Chief Executive Officer, William C. Dashiell.
  "We conducted a thorough search before selecting Moss Adams for this important role," he noted. "Interviews were conducted with nearly all the `Big Six' accounting firms, as well as several smaller firms, to determine where we would obtain the best possible counsel. The Board Audit Committee made the decision to select Moss Adams." USBN's previous auditor was McFarland & Alton, P.S., of Spokane.
  "Moss Adams currently services over 40 financial institutions in Washington and Oregon, and is well-known for its expertise in this field," Dashiell added. "We anticipate drawing on the resources of their network of skilled practitioners who are dedicated exclusively to the financial services industry."
  United Security Bancorporation is a multi-bank holding company that currently owns two banks (United Security Bank and Home Security Bank) with banking facilities in ten central and eastern Washington communities. At March 31, USBN had total assets of $235.4 million, total deposits of $201 million, and loans of $175.4 million. Shareholder equity was $28.9 million. Return on average assets was 1.71% and return on average equity was 13.90%.
  USBN recently announced two planned acquisitions (The Wheatland Bank, headquartered in Davenport, WA, and five former branches of Wells Fargo), which will double it number of branch locations to 20. Both transactions are expected to be completed in the third quarter of 1997, subject to regulatory approval. In addition, the company owns USB Insurance, a full-line insurance agency, USB Mortgage, a mortgage company, and USB Leasing, a commercial leasing company.

NOTE:  Transmitted on PR Newswire at 3:00 a.m. PDT, June 6,
1997.